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                                                                    Exhibit 12.1

                             SCOVILL HOLDINGS INC.
             STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIO)

                                                                                                                        ----------
                                             Period from    Period from                     Nine            Nine
                               Year Ended     1/1/95 to      10/17/95      Year Ended   Months Ended    Months Ended    Year Ended
                                12/31/94       10/17/95      12/31/95       12/31/96      9/30/96          9/30/97       12/31/96
                               ----------------------------------------------------------------------------------------------------
Earnings:
  Pretax Income (loss)           $ 2,975        $ 1,164         $ 274        $ 1,021        $ (196)        $ 3,512         (8,714)
  Fixed charges (excluding
   preferred stock dividends)      5,339          3,694           953          6,532         5,070           4,338         15,149
                               ----------------------------------------------------------------------------------------------------
                                   8,314          4,858         1,227          7,553         4,874           7,850          6,435

Fixed Charges:
  Pre-tax income required to
   cover preferred stock
   dividends                          --             --            --             --            --              --          2,292
  Interest expense                 5,092          3,472           892          5,953         4,848           2,698         14,570
  Interest factor related
   to rentals                        247            222            61            579           222           1,640            579
                               ----------------------------------------------------------------------------------------------------
                                   5,339          3,694           953          6,532         5,070           4,338         17,441

Ratio of earnings to
fixed charges and
preferred stock dividends           1.56x          1.32x         1.29x          1.16x         0.96x           1.81x          0.37x
                               ====================================================================================================
                               ---Pro Forma---
                                    Nine
                                Months Ended
                                  9/30/97
                               ---------------
Earnings:
  Pretax Income (loss)              (4,507)
  Fixed charges (excluding
   preferred stock dividends)       12,569
                               ---------------
                                     8,062

Fixed Charges:
  Pre-tax income required to
   cover preferred stock
   dividends                         1,719
  Interest expense                  10,929
  Interest factor related
   to rentals                        1,640
                               ---------------
                                    14,288

Ratio of earnings to
fixed charges and
preferred stock dividends             0.56x
                               ===============
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